Exhibit 10.1

FOURTH AMENDMENT TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of January 29, 2018,

among

USA COMPRESSION PARTNERS, LP,

as Holdings,

USA COMPRESSION PARTNERS, LLC,

USAC LEASING, LLC,

USAC OPCO 2, LLC,

and

USAC LEASING 2, LLC,

as Borrowers,

the Lenders party hereto

and

JPMORGAN CHASE BANK, N.A.,

as Agent

JPMORGAN CHASE BANK, N.A. and BARCLAYS BANK PLC,

as Joint Lead Arrangers and Joint Bookrunners

FOURTH AMENDMENT TO FIFTH
AMENDED AND RESTATED CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Fourth Amendment”), dated January 29, 2018 (the “Fourth Amendment Effective Date”), among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (“Holdings”), USA COMPRESSION PARTNERS, LLC, a Delaware limited liability company (“USA Compression Partners”), USAC LEASING, LLC, a Delaware limited liability company (“USAC Leasing”), USAC OPCO 2, LLC, a Texas limited liability company (“USAC OpCo 2”) and USAC LEASING 2, LLC, a Texas limited liability company (“USAC Leasing 2” and together with USA Compression Partners, USAC Leasing and USAC OpCo 2, each a “Borrower” and collectively, the “Borrowers”), JPMORGAN CHASE BANK, N.A., a national banking association, for itself, as an LC Issuer, Swingline Lender and Lender, and as administrative agent for the Lenders (in such capacity, the “Agent”) and the other Lenders signatory hereto.

RECITALS:

WHEREAS, Holdings, each Borrower, Agent and the Lenders are parties to that certain Fifth Amended and Restated Credit Agreement, dated as of December 13, 2013 (the “Original Credit Agreement” and, as amended from time to time, prior to the date hereof, including, without limitation, pursuant to (i) that certain Limited Consent, Amendment and Subordination letter agreement dated June 30, 2014 among Holdings, the Borrowers signatory thereto, the Agent and the Lenders signatory thereto, (ii) that certain Second Amendment dated January 6, 2015 among Holdings, the Borrowers signatory thereto, the Agent and the Lenders signatory thereto and (iii) that certain Third Amendment dated March 18, 2016 among Holdings, the Borrowers signatory thereto, the Agent and the Lenders signatory thereto, the “Credit Agreement”);

WHEREAS, the parties desire to amend the Credit Agreement as further set forth in this Fourth Amendment;

NOW, THEREFORE, in consideration of the foregoing and the agreements, promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1:  Definitions. Capitalized terms used in this Fourth Amendment, to the extent not otherwise defined herein, shall have the same meaning as in the Credit Agreement, as amended by this Fourth Amendment.

SECTION 2:  Amendments to Credit Agreement.

(a)                                 Amendments to Article I of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, the following defined terms are (i) hereby added to Article I of the Credit Agreement or (ii) if such defined terms are contained in Article I of the Credit Agreement as of the Fourth Amendment Effective Date (prior to giving effect to this Fourth Amendment), amended and restated to read as follows:

““A&E Effective Date” means the date on which the Acquisition and Equity Transactions shall have been consummated.”

““A&E Indebtedness” shall have the meaning given to such term in Section 6.17(j).”

““Acquisition and Equity Transactions” means the transactions described on Exhibit A to the Fourth Amendment.”

““Board of Directors” has the meaning assigned to such term in the definition of Change in Control.”

““Borrower” means individually and collectively, jointly and severally, USA Compression Partners, USAC Leasing, USAC OpCo 2 and USAC Leasing 2 and, on and after the A&E Effective Date, Holdings.”

““Borrowing Base” means, at any time, the sum of (a) up to eighty-five percent (85%) of the Loan Parties’ Eligible Accounts at such time, plus (b) up to fifty percent (50%) of Loan Parties’ Eligible Inventory (excluding Eligible Compression Units, Eligible Finished Goods Inventory and Eligible Heavy Component Inventory), valued at the lower of cost or market value, determined on a first-in-first-out basis, at such time, plus (c) up to the Compression Units Advance Rate Percentage of the book value of Loan Parties’ Eligible Compression Units, plus (d) up to eighty percent (80%) of Loan Parties’ Eligible Finished Goods Inventory and Eligible Heavy Component Inventory valued at cost (excluding tooling and set-up costs, sales taxes and other soft costs), determined on a first-in-first-out basis, at such time, minus (e) Reserves.  The Agent may, in its Permitted Discretion, upon the occurrence and during the continuance of an Unmatured Default or Default, reduce the advance rates set forth above or reduce one or more of the other elements used in computing the Borrowing Base.”

““Change in Control” means:

(a) prior to consummation of the Acquisition and Equity Transactions: (i) Riverstone Holdings and/or one or more of its Affiliates shall cease to own, free and clear of all Liens or other encumbrances (other than Permitted Liens which are inchoate liens arising by operation of law for which amounts are not yet due and owing), control, and manage directly or indirectly at least fifty and one-tenth of one percent (50.1%) of the outstanding voting Capital Stock of the Managing General Partner on a fully diluted basis; (ii) a sale, transfer or other disposition of all or substantially all of the assets of any Borrower (other than a sale, transfer or other disposition to another Borrower permitted pursuant to Section 6.20(e) hereof); (iii) Managing General Partner ceases to be the General Partner (as such term is defined in the Partnership Agreement) of Holdings with substantially the same rights and powers as set forth in the Partnership Agreement as of the Closing Date or (iv) the failure of Holdings (or, subject to the proviso below, another Person controlled directly or indirectly by Riverstone Holdings, so long as the Borrower has given Agent ten (10) Business Days’ prior written notice of such substitution (a “Substitute Control Person”)) to own, control and manage, directly or indirectly, one hundred percent (100%) of the membership interests or other equity interests of each Loan Party existing on the Closing Date (other than Holdings); provided that, as applicable, clause (iv) above shall not be violated and shall thereafter apply to such Substitute Control Person(s), so long as Holdings and/or such other Substitute Control Person has, immediately upon the occurrence of such substitution, has taken all necessary or appropriate steps requested by Agent to ensure that at all times Agent has the same credit support and security package (i.e. a pledge agreement, security agreement and guaranty) from Holdings and such Substitute Control Person; or

(b) from and after consummation of the Acquisition and Equity Transactions, (i) a person or group other than a Permitted Investor, directly or indirectly, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of more than 35% of the aggregate voting power (through ownership of Capital Stock, contract or otherwise) to elect the members of the board of directors of the Managing General Partner (or any other governing bodies or Persons performing similar functions as the board of directors of the Managing General Partner as of the A&E Effective Date, as a result of any transaction, restructuring, contractual arrangement or otherwise (any such governing bodies or Persons, the “Board of Directors”)); (ii) in the event that the members of the Board of Directors become subject to election at set intervals, occupation at any time of a majority of the seats (other than vacant seats) on the Board of Directors by Persons who were not (A) directors of the Managing General Partner on the date the members become so subject to election or (B) nominated or appointed by the Board of Directors; or (iii) any sale, lease, transfer, conveyance or other disposition by Holdings, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole; or (iv) the merger of Holdings into another entity and a Permitted Investor does not own more than 50% of the voting interests of the surviving entity (or, if the surviving entity is a partnership, does not own (A) more than 50% of the voting interests of the general partner of the surviving entity and (B) sufficient voting equity to elect a majority of the general partner of the resulting entity’s directors, trustees or other persons serving in a similar capacity for such general partner); or (v) the removal of the Managing General Partner by the limited partners of Holdings, except for cases in which any successor Managing General Partner is a Permitted Investor; or (vi)  the occurrence of a Series A Change of Control (as defined in the Partnership Agreement) or any functionally equivalent term.

““Compression Acquisition” means the acquisition, as part of the Acquisition and Equity Transactions, by the Borrower of the equity interests of the Compression Entities; provided that (i) the Compression Acquisition shall not be deemed a Permitted Acquisition and (ii) with respect to any assets acquired by any Borrower pursuant to the Compression Acquisition constituting Eligible

Accounts or Eligible Inventory, the Lenders and the Agent acknowledge that such assets shall be included into the Borrowing Base as Eligible Accounts or Eligible Inventory, as applicable, (A) on and after the A&E Effective Date until and including the date that is 90 days after the A&E Effective Date and (B) after the date that is 90 days after the A&E Effective Date to the extent that Agent has received an appraisal or a field examination of the books and records relating to the Compression Entities (it is understood and agreed that such appraisal and/or field examination with respect to the Compression Acquisition shall not constitute a field examination, audit or appraisal pursuant to Section 6.10(a)(i)).”

““Compression Entities” means CDM Resource Management LLC, a Delaware limited liability company, and CDM Environmental & Technical Services LLC, a Delaware limited liability company.”

““EBITDA” means, for any period, Net Income plus, to the extent deducted from revenues in determining Net Income, (a) Interest Expense, (b) expense for taxes paid or accrued, (c) depreciation, (d) amortization, (e) extraordinary losses (as determined in accordance with GAAP) incurred other than in the ordinary course of business, (f) [reserved], (g) fees, expenses and charges relating to any Permitted Acquisition, (h) fees, expenses and charges in connection with the Acquisition and Equity Transactions in an aggregate amount not to exceed $75,000,000, (i) [reserved], (j) reasonable fees and expenses  under the Partnership Agreement in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, (k) [reserved], (l) non-cash goodwill, compression equipment and intangible asset impairment charges, (m) non-recurring cash charges in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, (n) share-based compensation in connection with the LTIP to certain executives and other key employees and in connection with the Class B Units of Riverstone Holdings, and (o) non-recurring, non-cash charges (provided that, any cash actually paid with respect to such non-cash charges shall be deducted from EBITDA when paid), minus, to the extent included in Net Income, extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business, all calculated for Holdings and its Subsidiaries consolidated in accordance with GAAP.  EBITDA shall be calculated for each period on a pro forma basis to give effect to the Acquisition and Equity Transactions and any Permitted Acquisition consummated at any time on or after the first day of the period thereof as if each such Acquisition and Equity Transaction or Permitted Acquisition had been effected on the first day of such period. Such pro forma calculations shall be determined in good faith by an Authorized Officer of the Borrower.”

““Equity Restructuring Agreement” means the Equity Restructuring Agreement, dated as of January 15, 2018, among Energy Transfer Equity, L.P., Holdings and the Managing General Partner, as the same may be amended, restated or otherwise modified.

““Escrowed Securities” means debt securities issued by Holdings and a direct, wholly-owned Subsidiary of Holdings acting as a “corporate co-issuer”

prior to the A&E Effective Date pursuant to Section 6.17(j), for so long as the proceeds thereof are held in an escrow account pending the A&E Effective Date.”

““ETE” has the meaning given to such term in the definition of Permitted Investors.

““ETP” has the meaning given to such term in the definition of Permitted Investors.

““Fourth Amendment” means that certain Fourth Amendment to Fifth Amended and Restated Credit Agreement, dated as of January 29, 2018, and effective as of the Fourth Amendment Effective Date, among the Borrower, the Guarantors, the Agent and the Lenders party thereto.”

““Fourth Amendment Effective Date” means January 29, 2018.”

““Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures (other than Escrowed Securities), or similar evidences of Indebtedness, and specifically including Capitalized Lease Obligations, current maturities of long-term Indebtedness, revolving credit and short-term Indebtedness extendible beyond one year at the option of the debtor, and also including, in the case of any Borrower, the funded Obligations. Funded Debt shall be calculated for each period on a pro forma basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished at any time during or subsequent to such period, but on or prior to the applicable date of determination in connection with the Acquisition and Equity Transactions or any Permitted Acquisition. Such pro forma calculations shall be determined in good faith by an Authorized Officer of the Borrower.”

““GP Contribution Transactions” means the GP Contribution and the payment of the GP Contribution Consideration, as each such term is defined in the Equity Restructuring Agreement.

““Indebtedness” of a Person means such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property or any other Off-Balance Sheet Obligations, (f) Capitalized Lease Obligations, (g) Contingent Obligations for which the underlying transaction constitutes Indebtedness under this definition, (h) the maximum available stated amount of all letters of credit or bankers’ acceptances created for the account of such Person and, without duplication, all reimbursement obligations with respect to letters of credit, (i) Rate Management Obligations, (j) obligations of such Person under any Sale and Leaseback Transaction, (k) obligations under any liquidated earn-out and (l) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; provided that, for the avoidance of doubt, the Preferred Equity and Warrants and the GP Contribution Transactions shall not be deemed to constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person holds a partnership interest) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.”

““Interest Coverage Ratio” means, on any date, the ratio of (a) EBITDA for the period of three consecutive Fiscal Months ended on such date, multiplied by 4 to (b) Interest Expense (excluding (x) interest on Escrowed Securities and (y) for the avoidance of doubt, distributions made on the Preferred Equity and Warrants) for the period of three consecutive Fiscal Months ended on such date, multiplied by 4.”

““Interest Expense” means, with reference to any period, the interest expense net of cash interest income of Holdings and its Subsidiaries (consolidated in accordance with GAAP) for such period, (including the cash equivalent of the interest expense associated with Capitalized Lease Obligations, but excluding (a) any upfront fees paid in connection with any debt facility or any bond issuance where the fees are paid from the proceeds of such debt, (b) Indebtedness or lease issuance costs which have to be amortized, (c) lease payments on any office equipment or real property, (d) any principal components paid on all lease payments, (e) gains, losses or other charges as a result of the early retirement of Indebtedness permitted hereunder and (f) any other non-cash interest expense). Interest Expense shall be calculated for each period on a pro forma basis to give effect to any debt incurred, assumed or permanently repaid or extinguished during the relevant period in connection with the Acquisition and Equity Transactions and any Permitted Acquisition consummated at any time on or after the first day of the period thereof as if each such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period. Such pro forma calculations shall be determined in good faith by an Authorized Officer of the Borrower.”

““Loan Documents” means this Agreement, any Notes, the Facility LC Applications, the Collateral Documents, any Guaranty, the Fee Letter and all other agreements, instruments, documents and certificates identified in Section 4.1 executed and delivered to, or in favor of, the Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Agent or any Lender in connection with the Agreement. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.”

““Minor Collateral” means Collateral (other than assets acquired in the Compression Acquisition) the value of which does not exceed 5% of the Borrowing Base.

““Partnership Agreement” means (a) prior to the A&E Effective Date, that certain First Amended and Restated Agreement of Limited Partnership of Holdings dated as of January 18, 2013, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and (b) from and after the A&E Effective Date, that certain Second Amended and Restated Agreement of Limited Partnership of Holdings dated as of the A&E Effective Date, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.”

““Permitted Investors” means each of (a) Energy Transfer Equity, L.P. (“ETE”) and its controlling owners, (b) Energy Transfer Partners, L.P. (“ETP”) and its controlling owners and (c) any direct or indirect wholly-owned Subsidiary of ETE or ETP or their respective wholly-owned Subsidiaries.”

““Preferred Equity and Warrants” means (i) the warrants and (ii) the perpetual preferred units (the “Preferred Units”), in each case, issued by Holdings pursuant to the Series A Preferred Unit and Warrant Purchase Agreement, dated as of January 25, 2018, among the Purchasers party thereto and Holdings (as amended, restated or otherwise modified in accordance with Section 6.25), together with any PIK units issued in connection therewith.”

““Preferred Units” has the meaning given to such term in the definition of Preferred Equity and Warrants.”

““Specified Acquisition” means (i) the Compression Acquisition and (ii) any Permitted Acquisition for a purchase price of not less than $15,000,000.”

““Tax Distributions” means, for any calendar year or portion thereof of Holdings during which Holdings is a pass-through entity for United States federal income tax purposes (including, for the avoidance of doubt, a disregarded entity not treated as separate from its owner), payments and distributions that are distributed from Holdings or its Subsidiaries to their parent entities to make payments of U.S. federal, state, foreign and local income taxes (including estimates therefore) as a result of Holdings and its Subsidiaries’ operations during such calendar year or portion thereof based on an assumed tax rate that is the greater of the highest stated marginal income tax rate that is applicable to individuals or U.S. corporations (based on the income and operations generated by Holdings and its Subsidiaries) and which takes into account the greater of the highest marginal income tax rate applicable to individuals or U.S. corporations for ordinary income or capital gain depending on the character of Holdings and its Subsidiaries’ income and gain and takes into account the deductibility of state and local income taxes when computing federal taxable income if such taxes continue to be deductible.”

(b)                                 Deletion of Certain Definitions from Article I of the Credit Agreement.  Effective as of the Fourth Amendment Effective Date, the following defined terms shall be deleted from Article I of the Credit Agreement: (i) Collateral Assignment of Contracts; (ii) Management Equity Proceeds; (iii) Riverstone; (iv) Riverstone Acquisition; (v) Riverstone Acquisition Agreement; and (vi) Specified IPO Transactions.

(c)                                  Amendment to the Definition of Eligible Accounts. Effective as of the Fourth Amendment Effective Date, the lead in to the definition of “Eligible Accounts” shall be amended and restated as follows

““Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Agent determines in its Permitted Discretion are eligible as the basis for Credit Extensions hereunder.  Without limiting the Agent’s discretion provided herein, Eligible Accounts shall not include any Account:”

(d)                                 Amendment to the Definitions of Eligible Compression Units, Eligible Finished Goods Inventory and Eligible Heavy Component Inventory. Effective as of the Fourth Amendment Effective Date, the references to “Borrower” in the definitions of Compression Units, Compression Units Advance Rate Percentage, Eligible Compression Units, Eligible Finished Goods Inventory, Eligible Heavy Component Inventory, Finished Goods Inventory and Heavy Component Inventory shall be replaced with references to “Loan Parties”.

(e)                                  Amendment to the Definition of Eligible Inventory. Effective as of the Fourth Amendment Effective Date, the lead in to the definition of “Eligible Inventory” shall be amended and restated as follows

““Eligible Inventory” means, at any time, the Inventory of the Loan Parties which the Agent determines in its Permitted Discretion is eligible as the basis for Credit Extensions hereunder.  Without limiting the Agent’s discretion provided herein, Eligible Inventory shall not include any Inventory:”

(f)                                   Amendment to the Definition of Permitted Acquisition.  Effective as of the Fourth Amendment Effective Date, clause (e) of the definition of “Permitted Acquisition” shall be amended and restated as follows:

“(e)                            prior to and immediately after giving effect thereto: (i) the Loan Parties shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.29 and Borrower shall have delivered to Agent a Compliance Certificate from the chief financial officer or controller of the Borrower to such effect, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such Acquisition and (ii) Availability, on a pro forma basis, shall be equal to or greater than $100,000,000 as of the most recently ended applicable period;”

(g)                                  Amendment to Section 4.3 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 4.3 of the Credit Agreement is hereby amended to add the following paragraph at the end thereof:

“Notwithstanding the foregoing, the only conditions to the making of Credit Extensions on the A&E Effective Date to finance the consummation of the Acquisition and Equity Transactions shall be those set forth on Exhibit B to the Fourth Amendment.”

(h)                                 Amendment to Section 5.4 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 5.4 of the Credit Agreement is hereby amended and restated as follows:

“5.4                         Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Lenders, and upon the recording of financing statements covering the Collateral in the state of organization of the applicable Loan Party, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or the Consent Agreement, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (c) Liens not yet required to be perfected pursuant to Section 6.15.4.”

(i)                                     Amendment to Section 6.2(a) of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.2(a) of the Credit Agreement is hereby amended and restated to read as follows:

“(a)                           The Borrower will use the proceeds of the Credit Extensions (i) for working capital requirements of the Loan Parties and their Subsidiaries, (ii) for general corporate purposes (not otherwise prohibited by this Agreement) of the Loan Parties and their Subsidiaries, (iii) to fund a portion of the purchase price of the Compression Acquisition or any Permitted Acquisition, (iv) to make distributions permitted by Section 6.16 and (v) to pay costs and expenses incurred in connection with the Acquisition and Equity Transactions or any Permitted Acquisition.”

(j)                                    Amendment to Section 6.13 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.13 of the Credit Agreement is hereby amended and restated as follows:

“6.13.               Collateral Access Agreements and Real Estate Purchases.  Each Loan Party shall use commercially reasonable efforts to obtain ((x) with respect to the Compression Entities, within 90 days after the A&E Effective Date and (y) with respect to Minor Collateral commencing on the A&E Effective Date, within 30 days after the A&E Effective Date, or in either case such later date as the Agent may agree in its sole discretion) a Collateral Access Agreement from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Agent. With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Agent has not received a Collateral Access Agreement as of the Closing Date (or, (x) if later, as of the date such location is acquired or leased, (y) with respect to the Compression Entities, on the 90th day after the A&E Effective Date or such later date as the Agent may agree in its sole discretion or (z) with respect to Minor Collateral commencing on the A&E Effective Date, on the 30th day after the A&E Effective Date or such later date as the Agent may agree in its sole discretion), Borrower’s Eligible Inventory at that location shall be subject to such Reserves as may be established by the Agent. After the Closing Date (or (x) with respect to the Compression Entities, the 90th day after the A&E Effective Date or such later date as the Agent may agree in its sole discretion or (y) with respect to Minor Collateral commencing on the A&E Effective Date, the 30th day after the A&E Effective Date or such later date as the Agent may agree in its sole discretion), no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, unless and until a satisfactory Collateral Access Agreement shall first have been obtained with respect to such location and if it has not been obtained, Borrower’s Eligible Inventory at that location shall be subject to the establishment of Reserves acceptable to the Agent. Each Loan Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or third party warehouse where any Collateral is or may be located.  No Loan Party shall, except in connection with the Compression Acquisition, acquire any interest in real Property unless, with respect to any such Property where any Collateral of the type that is included in the calculation of the Borrowing Base is located, such Loan Party obtains a satisfactory Collateral Access

Agreement from any lessor or mortgagee (as applicable) with respect to such location prior to any such Collateral being moved to such location.”

(k)                                 Amendment to Section 6.14 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, the first sentence of Section 6.14 of the Credit Agreement is hereby amended and restated as follows:

“The Loan Parties shall provide (in the case of (x) the Compression Entities, within 90 days after the A&E Effective Date or (y) with respect to Minor Collateral commencing on the A&E Effective Date, within 30 days after the A&E Effective Date, in either case or such later date as the Agent may agree in its sole discretion), with respect to each deposit account (other than escrow accounts holding the proceeds of Escrowed Securities), a Deposit Account Control Agreement duly executed on behalf of each financial institution holding a deposit account of a Loan Party as set forth in the Security Agreement.”

(l)                                     Amendment to Section 6.15 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.15 of the Credit Agreement is hereby amended as follows:

(i)                                     to amend and restate Section 6.15.1(b) as follows:

“(b)                           Each Loan Party shall and upon the date of creation or acquisition (including, for the avoidance of doubt, and subject to Section 4.3, the Compression Acquisition) of any new domestic Subsidiary (or such later date as the Agent may agree), such Subsidiary shall (i) grant Liens to the Agent, for the benefit of the Agent and the Lenders, pursuant to such documents as the Agent may reasonably deem necessary and deliver such property, documents, and instruments as the Agent may request to perfect the Liens of the Agent in any Property of such Loan Party which constitutes Collateral, and (ii) in connection with the foregoing requirements, or either of them, deliver to the Agent all items of the type required by Sections 4.1(b), (c) and (d) of the Original Credit Agreement (as applicable and including lien searches and the filing of financing statements, but, with respect to lien searches, in respect of the Compression Entities on the A&E Effective Date limited to the provision of information necessary for the Agent to obtain lien searches). Upon execution and delivery of such Loan Documents and other instruments, certificates, and agreements, each such Person shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents.”

(ii)                                  to add the following Section 6.15.4:

“6.15.4.  Notwithstanding any provision contained in this Section 6.15, elsewhere in this Agreement or in any Collateral Document or other Loan Document, to the extent any security interest in (a) any assets of the

Compression Entities or (b) commencing on the A&E Effective Date, any Minor Collateral (other than, in each case, to the extent a lien on such assets may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates, except, with respect to the Compression Entities, such stock certificates will only be required to be delivered on the A&E Effective Date to the extent delivered by the Compression Entities (or their parent entities) on or prior to the A&E Effective Date, provided that the Borrower has used commercially reasonable efforts to cause the Compression Entities (or their parent entities) to do so) is not or cannot be provided and/or perfected on the A&E Effective Date after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of security interests in such assets shall be required to be delivered, provided and/or perfected within (x) ninety (90) days for assets of Compression Entities or (y) thirty (30) days for Minor Collateral, after the A&E Effective Date (or, in either case, such later date as the Agent may agree in its sole discretion).”

(m)                             Amendments to Section 6.16 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.16 of the Credit Agreement is hereby amended as follows:

(i)                                     The lead-in to Section 6.16(a) shall be amended and restated as follows:

“No Loan Party will declare or pay any dividends or make any distributions on its Capital Stock, pay any management fee to any Affiliate or redeem, repurchase or otherwise acquire or retire any of its Capital Stock at any time outstanding (in each case, other than to the extent payable in or exchangeable for its own common stock or membership units) (collectively, “Restricted Payments”), except that any Subsidiary may declare and pay Restricted Payments to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, provided that:”

(ii)                                  Section 6.16(a)(iv) of the Credit Agreement is hereby amended and restated as follows:

“(iv)                        Restricted Payments made with the Designated Contribution Amount so long as (A) such amounts have not already been spent or used as a Specified Equity Contribution, (B) no Default or Unmatured Default has occurred and is continuing, (C) immediately prior to and after giving effect to any repurchase, Borrower shall have excess Availability of at least $100,000,000, (D) such amounts were not contributed to Borrower greater than eighteen (18) months from the actual date of withdrawal, and (E) Borrower shall have delivered a certificate to Agent evidencing its compliance with subsection (A), (B), (C), and (D) above in form and substance reasonably satisfactory to Agent;”

(iii)                               Section 6.16(a)(vii) is amended and restated as follows:

“(vii)                     Borrower and Holdings may declare and pay Restricted Payments of Available Cash in accordance with the Partnership Agreement so long as (A) no Default has occurred or is continuing or would result therefrom, (B) immediately prior to and after giving effect to such Restricted Payment, the Loan Parties shall be in compliance, on a pro forma basis, with the financial covenants set forth in Section 6.29 and (C) immediately after giving effect to any such distribution of Available Cash, Borrower shall have Availability of at least $100,000,000;”; and

(iv)                              Section 6.16(a) shall be amended to delete the word “and” after clause (vi), and add the following clauses (viii), (ix) and (x):

“(viii) Borrower and Holdings may declare and pay Restricted Payments in connection with the GP Contribution Transactions;

(ix) Borrower and Holdings may declare and pay Restricted Payments in the form of PIK units issued in connection with the Preferred Equity and Warrants; and

(x) to the extent characterized as a distribution, Holdings may make a payment of the cash component of the purchase price for the Compression Acquisition on the A&E Effective Date”

(n)                                 Amendment to Section 6.17(j) of the Credit Agreement.  Effective as of the Fourth Amendment Effective Date, Section 6.17(j) of the Credit Agreement is hereby amended and restated as follows:

“(j)                              Other secured or unsecured Indebtedness issued by a Loan Party; provided that, (i) immediately prior to and after giving effect to the issuance of such Indebtedness, there would be no Default under this Agreement, (ii) such Indebtedness’ scheduled maturity is no earlier than twelve (12) months after the Facility Termination Date, (iii) such Indebtedness does not require any scheduled repayments, defeasance or redemption (or sinking fund therefor) of any principal amount thereof prior to maturity, (iv) the indenture or other agreement governing such Indebtedness shall not contain (A) maintenance financial covenants or (B) other terms and conditions that which taken as a whole are materially more restrictive on the Borrower or any of its Subsidiaries than then available market terms and conditions for comparable issuers and issuances and (v) if such Indebtedness is secured, any Liens securing such Indebtedness constitute Permitted Liens, and any refinancings, refundings, renewals or extensions thereof or this Facility; provided that, the terms of such refinancing, refunding, renewing, or extending Indebtedness satisfy the requirements of this Section 6.17(j); provided, further that with respect to Indebtedness in an aggregate principal amount not to exceed

$800,000,000 incurred in connection with the Acquisition and Equity Transactions (the “A&E Indebtedness”) the requirements set forth in the foregoing clauses (i) through (iv) shall not apply;

(o)                                 Amendment to Section 6.21 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.21 of the Credit Agreement is hereby amended to delete the word “and” at the end of clause (f), delete the period at the end of clause (g), add a semi-colon after such clause (g), and add the following new clauses (h) and (i) thereto:

“(h)                           the Compression Acquisition; and

(i)                                     the GP Contribution Transactions.”

(p)                                 Amendment to Section 6.22(a) of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.22(a) of the Credit Agreement is hereby amended to delete the word “and” after clause (x), delete the period at the end of clause (xi), add a semi-colon and the word “and” after such clause (xi), and add the following new clause (xii) thereto:

“(xii) Liens on escrow accounts holding the proceeds of Escrowed Securities.”

(q)                                 Amendment to Section 6.24(ii) of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.24(ii) of the Credit Agreement is hereby amended to add the words “Equity Restructuring Agreement,” after “Partnership Agreement,”.

(r)                                    Amendment to Section 6.25 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.25 of the Credit Agreement is hereby amended and restated to read as follows:

“6.25. Amendments to Agreements.

(a)                                 Except in connection with the Acquisition and Equity Transactions or other transactions not reasonably expected to have a material and adverse effect on the Agent or the Lenders or the interests of the Agent or the Lenders (i) none of the Loan Parties will or will allow the Managing General Partner, or its other partners to terminate or amend the organizational or governing documents of such Loan Party without the prior written consent of the Required Lenders, (ii) Borrower shall cause the Managing General Partner not to terminate or amend the organizational or governing documents of the Managing General Partner without the prior written consent of the Required Lenders, and (iii) no Loan Party will amend the Master Lease Agreement or allow the Master Lease Agreement to be amended without the prior written consent of Agent (such approval not to be unreasonably withheld, conditioned or delayed).

(b)                                 Neither the Borrower nor any Loan Party shall permit the terms of the Preferred Equity and Warrants to be amended in a manner materially adverse to the Agent or the Lenders or the interests of the Agent or the Lenders.  It is understood and agreed that, for the purposes of this Section 6.25(b) and without limitation, that any amendment, waiver or other action that results in the following modifications to the terms of the Preferred Equity and Warrants shall be deemed to be materially adverse to the Agent and Lenders and their respective interests: (i) the Preferred Units ceasing to be treated as equity or mezzanine equity under GAAP, (ii) permitting the redemption of Preferred Units at the election of the issuer or holders thereof in a manner not permitted as of the date hereof or (iii) adding mandatory redemption provisions, event of default, maturity, acceleration or equivalent provisions not in existence as of the date hereof.

(c)                                  Notwithstanding the foregoing with respect to any amendment set forth above, the Loan Parties shall provide Agent with a fully executed copy thereof on the effective date of such amendment regardless of whether Agent’s consent is required to such amendment pursuant to Section 4.1 hereof.”

(s)                                   Amendment to Section 6.26(a) of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.26(a) of the Credit Agreement is hereby amended and restated to read as follows:

“(a)                           No Loan Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.20; (iii) Indebtedness permitted by Section 6.17(d) upon any refinancing thereof in accordance therewith; (iv) Indebtedness permitted by Sections 6.17(e) and 6.17(j), so long as (A) no Default has occurred and is continuing or would immediately result therefrom, (B) prior to and immediately after giving effect to such redemption, prepayment or defeasement, Borrower shall be in pro forma compliance with the financial covenants set forth herein, and (C) prior to and immediately after giving effect to such redemption, prepayment or defeasement, Borrower shall have excess Availability of at least $100,000,000; and (v) Indebtedness in an aggregate amount not to exceed $2,000,000 in any Fiscal Year.”

(t)                                    Amendment to Section 6.28 of the Credit Agreement. Effective as of the Fourth Amendment Effective Date, Section 6.28 of the Credit Agreement is hereby amended and restated to read as follows:

“6.28                  Purchase of Compressors.  No Loan Party shall purchase Compression Units or Heavy Component Inventory (other than to replace damaged, destroyed or inoperable Heavy Component Inventory), whether new or used, if Availability would be less than five percent (5%) of the Aggregate Commitment, in each case, after giving effect to such purchase; provided, however, that this limitation shall not apply to the Compression Acquisition.”

(u)                                 Amendment to Section 6.29.3 of the Credit Agreement. Effective as of the Fourth Amendment Closing Date, Section 6.29.3 of the Credit Agreement is hereby amended and restated to read as follows:

“6.29.3        Equity Cure.  Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining compliance with the financial covenants set forth in this Section 6.29 and not for any other purpose, cash equity contributions (which equity shall be common equity or otherwise in a form reasonably acceptable to the Agent) made by (x) prior to the A&E Effective Date, Riverstone Holdings and (y) from and after the A&E Effective Date, the Permitted Investors to the Borrower after the beginning of the relevant Fiscal Quarter on or prior to the day that is ten (10) Business Days after the day on which financial statements are required to be delivered for such Fiscal Quarter pursuant to Section 6.1 will, at the request of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the Interest Coverage Ratio and Leverage Ratio at the end of such quarter and applicable subsequent periods which include such Fiscal Quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that, (a) in each four consecutive Fiscal Quarter periods, there shall be at least two Fiscal Quarters in respect of which no Specified Equity Contribution is made, (b) there shall be no more than four Specified Equity Contributions prior to the Facility Termination Date, and (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Interest Coverage Ratio and Leverage Ratio; provided that, notwithstanding the foregoing, until the cash from such Specified Equity Contribution is received by the Borrower, there shall be no additional Advances made and no additional Letters of Credit shall be issued under this Agreement.”

(v)                                 Amendment to Section 6.30 of the Credit Agreement. Effective as of the Fourth Amendment Closing Date, Section 6.30 of the Credit Agreement is hereby amended and restated to read as follows:

“6.30.               Depository Banks. Each Loan Party shall maintain the Agent as such Loan Party’s principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business; provided that the foregoing shall not apply to the Compression Entities until the 90th day after the A&E Effective Date or such later date as the Agent may agree in its sole discretion.”

(w)                               Amendment to Section 6.33 of the Credit Agreement. Effective as of the Fourth Amendment Closing Date, Section 6.33 of the Credit Agreement is hereby amended and restated to read as follows:

“6.33. Master Service Agreement and Related Contracts. Other than (x) the contracts for the provision of compression services that are subject to the Superior Purchase Option Agreement and (y) contracts of the Compression Entities in effect as of the A&E Effective Date, Borrower shall not enter into any contract in the ordinary course of its business for the provision of compression services by Borrower to a customer in which a Compression Unit is utilized except for such contracts that (i) provide Agent with access and other rights satisfactory to it with respect to any Collateral subject to such contract, (ii) permit such contract to be assigned to Agent by Borrower subject to customary notice and/or consent requirements, (iii) do not permit such contract to be voluntarily terminated by the customer solely as a result of a change of control of the Borrower, and (iv) would not, either individually or in connection with other contracts of the Borrower, result in Holdings failing to qualify as a master limited partnership under Section 7704 of the Code, provided, that Borrower may enter into contracts in the ordinary course of its business for the provision of compression services by Borrower to a customer in which a Compression Unit not included in the Borrowing Base is utilized without complying with clauses (i), (ii) and (iii) of this Section 6.33 if, prior to the execution and delivery of such contract, Borrower has made commercially reasonable efforts to include provisions in such contract that would cause it to comply with clauses (i), (ii) and (iii) of this Section 6.33.”

(x)                                 Amendments to Article VII of the Credit Agreement. Effective as of the Fourth Amendment Effective Date:

(i)                                     clause (r) of Article VII of the Credit Agreement is hereby amended by adding the words “except as otherwise permitted under this Agreement” at the beginning thereof; and

(ii)                                  clause (x) of Article VII of the Credit Agreement is hereby amended by making subclause (xiii) thereof subclause (xiv), deleting the word “and” prior to subclause (xiii), adding a comma at the end of subclause (xii) and adding the following new subclause (xiii):

“(xiii) the Acquisition and Equity Transactions and the GP Contribution Transactions, and”

SECTION 3:  Representations and Warranties.  To induce Agent and Lenders to enter into this Fourth Amendment, each Loan Party represents and warrants as of the date hereof that:

(a)                                 No Default.  Immediately after giving effect to this Fourth Amendment, no Default or Unmatured Default shall have occurred and be continuing as of the date hereof;

(b)                                 Representations and Warranties. Both immediately before and immediately after giving effect to this Fourth Amendment, the representations and warranties of the Loan Parties contained in the Loan Documents are true and correct in all material respects (except that any such representations and warranties that are qualified as to materiality shall be true and correct in all respects) as of the date hereof to the same extent as though made on and as of the date hereof except to the extent such representations and warranties specifically relate to an earlier date.

(c)                                  Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver this Fourth Amendment and to perform its obligations hereunder. The execution and delivery by each Loan Party of this Fourth Amendment and the performance of its obligations hereunder have been duly authorized by proper proceedings, and this Fourth Amendment constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and

(d)                                 No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of this Fourth Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party, (ii) any Loan Party’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any material indenture, instrument or agreement to which any Loan Party is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of such Loan Party pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by a Loan Party, is required to be obtained by any Loan Party in connection with the execution and delivery of this Fourth Amendment, the performance of the obligations hereunder or the legality, validity, binding effect or enforceability hereof.

(e)                                  Original Credit Agreement. Prior to giving effect to this Fourth Amendment, the Original Credit Agreement has not been amended or otherwise modified except by (i) that certain Limited Consent, Amendment and Subordination letter agreement dated June 30, 2014 among Holdings, the Borrowers signatory thereto, the Agent and the Lenders signatory thereto, (ii) that certain Joinder Agreement dated September 22, 2014 among USAC Leasing 2 and the Agent, (iii) that certain Joinder Agreement dated September 22, 2014 among USAC OpCo 2 and the Agent; (iv) that certain Second Amendment dated January 6, 2015 among Holdings, the Borrowers signatory thereto, the Agent and the Lenders signatory thereto and (v) that certain Third Amendment dated March 18, 2016 among Holdings, the Borrowers signatory thereto, the Agent and the Lenders signatory thereto.

SECTION 4:  Addition of Holdings as a Borrower under the Credit Agreement.  On and following the A&E Effective Date, Holdings hereby agrees to be bound by all of the terms, conditions and provisions of the Credit Agreement, as amended by this Fourth Amendment (the “Amended Credit Agreement” and the other Loan Documents to which it is or becomes a party (and in furtherance thereof, Holdings ratifies and confirms, as to itself, all such terms, conditions and provisions) and, effective on the A&E Effective Date, becomes a party to the Amended Credit Agreement as a Borrower with the same effect as if it were an original signatory to the Amended Credit Agreement.  From and after the A&E Effective Date, the Borrower shall have the rights and obligations of a Borrower under the Amended Credit Agreement and under the other Loan Documents and shall be bound by the terms, conditions and provisions thereof.

SECTION 5:  Conditions Precedent.  This Amendment shall be effective on the Fourth Amendment Effective Date so long as the following conditions precedent have been satisfied (or waived in accordance with Section 8.3 of the Credit Agreement):

(a)                                 Fourth Amendment.  The Agent shall have received duly executed counterparts to this Fourth Amendment from the Loan Parties and the Required Lenders.

(b)                                 Payment of Fees and Expenses.  The Agent shall have received, for the benefit of the Lenders executing this Fourth Amendment on or prior to January 29, 2018, a consent fee equal to 7.50 basis points multiplied by the Commitments of such executing Lenders and the Loan Parties shall have paid all of the fees and expenses owing pursuant to Section 9.6(a) of the Credit Agreement, including fees and expenses of attorneys for the Agent, to the extent invoiced to the Borrower at least two (2) Business Days prior to the Fourth Amendment Effective Date.

SECTION 6:  No Waiver. Except as expressly set forth in this Fourth Amendment, nothing contained in this Fourth Amendment shall be construed as a waiver by Agent or any Lender of any covenant or provision of the Credit Agreement, the other Loan Documents, this Fourth Amendment, or of any other contract or instrument between any Loan Party and Agent and any Lender, and the failure of Agent or Lenders at any time or times hereafter to require strict performance by any Loan Party of any provision thereof shall not waive, affect or diminish any rights of Agent or Lenders to thereafter demand strict compliance therewith. Agent and Lenders hereby reserve all rights granted under the Credit Agreement, the other Loan Documents, this Fourth Amendment and any other contract or instrument between any Loan Party and Agent or any Lender.

SECTION 7:  Ratification; Reference to and Effect on Loan Documents.

(a)                                 Ratification.  Except as specifically amended above, the Credit Agreement and the other Loan Documents shall remain in full force and effect. Notwithstanding anything contained herein, the terms of this Fourth Amendment are not intended to and do not effect a novation of the Credit Agreement or any other Loan Document. Each of the Loan Parties hereby ratifies and reaffirms each of the terms and conditions of the Loan Documents to which it is a party and all of its obligations thereunder. Each Loan Party confirms that all of its obligations under the Loan Documents (as amended by this Fourth Amendment) are in full force and effect and are performable in accordance with their respective terms without setoff, defense, counter-

claim or claims in recoupment. Each Loan Party further confirms that the term “Obligations”, as used in the Credit Agreement, shall include all Obligations of the Loan Parties under the Credit Agreement (as increased or otherwise amended by this Fourth Amendment), any promissory notes issued under the Credit Agreement and each other Loan Document. Each of the Loan Parties hereby agrees that all liens and security interests securing payment of the Obligations under the Credit Agreement and each of the other Loan Documents are hereby collectively renewed, ratified and brought forward as security for the payment and performance of the Obligations.

(b)                                 References.  Upon the Fourth Amendment Effective Date, each of the Loan Documents, including the Credit Agreement, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement, as amended hereby, are hereby amended so that any reference in such Loan Documents to the Credit Agreement shall mean a reference to the Credit Agreement, as amended hereby.

SECTION 8:  Miscellaneous.

(a)                                 Successors and Assigns. This Fourth Amendment shall be binding on and shall inure to the benefit of Loan Parties, Agent, Lenders and their respective successors and assigns.

(b)                                 ENTIRE AGREEMENT; LOAN DOCUMENT. THIS FOURTH AMENDMENT CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ALL OTHER UNDERSTANDINGS, ORAL OR WRITTEN, WITH RESPECT TO THE SUBJECT MATTER HEREOF.  THIS FOURTH AMENDMENT IS A LOAN DOCUMENT.

(c)                                  Headings. Section headings in this Fourth Amendment are included herein for convenience of reference only and shall not constitute a part of this Fourth Amendment for any other purpose.

(d)                                 Severability. Wherever possible, each provision of this Fourth Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Fourth Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Fourth Amendment.

(e)                                  Counterparts. This Fourth Amendment may be executed in any number of separate original counterparts (or telecopied counterparts with original execution copy to follow) and by the different parties on separate counterparts, each of which shall be deemed to be an original, but all of such counterparts shall together constitute one agreement. Delivery of an executed counterpart of a signature page to this Fourth Amendment by telecopy or electronic transmission (e.g. “pdf” or “tif”) shall have the same effect as delivery of a manually executed counterpart of this Fourth Amendment.

(f)                                   Incorporation of Credit Agreement Provisions. The provisions contained in Section 16.1 (Choice of Law), Section 16.2 (Consent to Jurisdiction), and Section 16.3 (Waiver of Jury Trial) of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Fourth Amendment has been executed on the date first written above, to be effective upon satisfaction of the conditions set forth herein.

HOLDINGS:

USA COMPRESSION PARTNERS, LP,
a Delaware limited partnership

By:	USA Compression GP, LLC,
its General Partner

By:	/s/ Eric Long
Name:	Eric Long
Title:	President and Chief Executive Officer

BORROWER:

USA COMPRESSION PARTNERS, LLC,
a Delaware limited liability company

By:	/s/ Eric Long
Name:	Eric Long
Title:	President and Chief Executive Officer

USAC LEASING, LLC,
a Delaware limited liability company

By:	/s/ Eric Long
Name:	Eric Long
Title:	President and Chief Executive Officer

USAC OPCO 2, LLC,
a Texas limited liability company

By:	USA Compression Partners, LP,
its sole member
By:	USA Compression GP, LLC,
its General Partner

By:	/s/ Eric Long
Name:	Eric Long
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

USAC LEASING 2, LLC,
a Texas limited liability company

By:	USA OpCo 2, LLC,
its sole member
By:	USA Compression Partners, LP,
its sole member
By:	USA Compression GP, LLC,
its General Partner

By:	/s/ Eric Long
Name:	Eric Long
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

AGENT:

JPMORGAN CHASE BANK, N.A.,
as Agent

By:	/s/ J. Devin Mock
Name:	J. Devin Mock
Title:	Authorized Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

LENDERS:

JPMORGAN CHASE BANK, N.A.,
as Lender, LC Issuer and Swingline Lender

By:	/s/ J. Devin Mock
Name:	J. Devin Mock
Title:	Authorized Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

BARCLAYS BANK PLC,
as Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, N.A.,
as Lender

By:	/s/ Timothy P. Gebauer
Name:	Timothy P. Gebauer
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Jay T. Sartain
Name:	Jay T. Sartain
Title:	Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

Regions Bank,
as Lender

By:	/s/ Dennis M. Hansen
Name:	Dennis M. Hansen
Title:	Managing Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

UBS AG, STAMFORD BRANCH,
as Lender

By:	/s/ Darlene Arias
Name:	Darlene Arias
Title:	Director

By:	/s/ Craig Pearson
Name:	Craig Pearson
Title:	Associate Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

The Bank of Nova Scotia, Houston Branch,
as Lender

By:	/s/ Alfredo Brahim
Name:	Alfredo Brahim
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

MUFG Union Bank, N.A.,
as Lender

By:	/s/ Nadia Mitevska
Name:	Nadia Mitevska
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

SUNTRUST BANK,
as Lender

By:	/s/ Dan Clubb
Name:	Dan Clubb
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

GOLDMAN SACHS BANK USA,
as Lender

By:	/s/ Chris Lam
Name:	Chris Lam
Title:	Authorized Signatory

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Brad Miller
Name:	Brad Miller
Title:	Officer

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

COMERICA BANK
as Lender

By:	/s/ Gary Culberston
Name:	Gary Culbertson
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

Siemens Financial Services, Inc.,
as Lender

By:	/s/ John Finore
Name:	John Finore
Title:	Vice President

By:	/s/ Mike Zion
Name:	Mike Zion
Title:	Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

Capital One, National Association (f/k/a Capital One Business Credit Corp.),
as Lender

By:	/s/ Lawrence J. Cannariato
Name:	Lawrence J. Cannariato
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

CIT BANK, N.A.,
as Lender

By:	/s/ Stewart McLeod
Name:	Stewart McLeod
Title:	Director

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

RAYMOND JAMES BANK, N.A.,
as Lender

By:	/s/ Scott G. Axelrod
Name:	Scott G. Axelrod
Title:	Senior Vice President

[SIGNATURE PAGE TO FOURTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

EXHIBIT A

Transaction Description

1.                                      Holdings will, directly or indirectly, accept and acquire Compression Entities and Subsidiaries thereof, if any, from ETC Compression, LLC (the “Contributor”), an affiliate of Energy Transfer Partners, L.P. (“ETP”; such contribution by the Contributor and acquisition by Holdings, the “Acquisition”) pursuant to a Contribution Agreement dated as of January 15, 2018 (together with all exhibits, annexes, disclosure letters and schedules thereto, the “Contribution Agreement”);

2.                                      In connection with the Acquisition, (a) Energy Transfer Equity, L.P. (“ETE”) and Energy Transfer Partners, L.L.C. will acquire the Managing General Partner from Riverstone Holdings, 12,466,912 common units representing limited partner interests in Holdings held by Riverstone Holdings and all of the incentive distribution rights (“IDRs”) of Holdings held, indirectly, by Riverstone Holdings and (b) the economic portion of the general partner interest will be converted into a non-economic general partner interest and all of the IDRs of Holdings will be cancelled and, in exchange, Holdings will issue a total of 8,000,000 common units representing limited partner interests in Holdings (the transactions described in this paragraph 2, the “Equity Restructuring Transactions”);

3.                                      Holdings shall issue and sell a new class of perpetual preferred limited partnership equity interests in Holdings that are classified as equity or mezzanine equity under GAAP in the United States of America, as in effect from time to time, in a Rule 144A or other private placement on or prior to the date of consummation of the Acquisition (the “Closing Date”) yielding at least $500.0 million in gross cash proceeds (the “Preferred Equity Interests”);

4.                                      Holdings, together with a direct or indirect wholly-owned Subsidiary of Holdings acting as a corporate co-issuer (collectively, the “Bridge Borrower” or “Issuer”), shall issue and sell senior unsecured notes (the “Notes”) in a public offering or Rule 144A or other private placement on or prior to the Closing Date yielding up to $800.0 million in gross cash proceeds;

5.                                      To the extent that the Notes are not issued on or prior to the Closing Date in an amount equal to or greater than $725.0 million, the Bridge Borrower shall obtain a senior unsecured bridge credit facility in an aggregate principal amount of up to $725.0 million (subject to any bridge commitment reductions (as defined in Annex III to that certain Commitment Letter dated January 15, 2018 of JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as lead arrangers (in such capacity, collectively, the “Lead Arrangers”) in favor of Holdings (the “Commitment Letter”))) on the terms set forth in Annex III to the Commitment Letter (the loans issued thereunder, the “Bridge Loans”; the Bridge Loans, together with any Rollover Loans and Exchange Notes (each, as defined in Annex III-A to the Commitment Letter), the “Bridge Facility” and, collectively with the Facility, the “Committed Facilities”);

6.                                      Holdings shall issue (a) 19,191,351 new common units representing limited partner interests in Holdings to ETP (collectively with ETE, the “Investor”) on or prior to the Closing Date (the “LP Equity Issuance”) and (b) 6,397,965 new non-distribution units representing limited partner interests in Holdings (the “Non-Distribution LP Interests”) to Investor on or prior to the Closing Date (the “Non-Distribution LP Equity Issuance”, collectively with the LP Equity Issuance, the “Equity Issuance”) to collectively provide part of the consideration for the Acquisition; and

7.                                      To fund the cash portion of the consideration for the Acquisition and fees and expenses incurred in connection therewith, Holdings and its subsidiaries will use one or more of the following sources: (a) at least $500.0 million aggregate gross cash proceeds from the Preferred Equity Interests, (b) borrowings by the Borrower under the Facility, (c) up to $800.0 million aggregate gross proceeds from the Notes and (d) to the extent that the Notes are not issued on or prior to the Closing Date in an amount equal to or greater than $725.0 million, an aggregate amount of gross proceeds of up to $725.0 million (subject to any Bridge Commitment Reductions) under the Bridge Facility; provided that it is understood and agreed that, to the extent any amounts are borrowed on the Closing Date under the Bridge Facility, the aggregate amount of gross proceeds received (including receipt in escrow) by Holdings and its subsidiaries pursuant to clauses (c) and (d) above shall not exceed $725.0 million.

A-2

EXHIBIT B

Conditions Precedent

1.                                      The Acquisition shall have been, or shall substantially concurrently be, consummated in accordance with the terms of the Contribution Agreement without giving effect to any amendment, change or supplement or waiver of any provision thereof, in each case, in any manner that is materially adverse to the interests of the Lenders, lenders under the Bridge Facility or the Lead Arrangers (in each case in their capacities as such) without the prior written consent (not to be unreasonably withheld, delayed or conditioned) of the Lead Arrangers (it being understood (A) that any reduction of the purchase price in respect of the Acquisition (a “Purchase Price Reduction”) will be materially adverse to the Lenders, lenders under the Bridge Facility and the Lead Arrangers, unless (1) such Purchase Price Reduction is in the aggregate less than 10.0% of the purchase price payable on the date of the Commitment Letter pursuant to the Contribution Agreement and (2) there is a concurrent dollar-for-dollar reduction in the aggregate principal amount of the commitments in respect of the Bridge Facility in an amount equal to (x) if such Purchase Price Reduction reduces the cash component of the purchase price on a pro rata or greater than pro rata basis with the non-cash component of the purchase price (as calculated in good faith by the Borrower), the amount by which the cash component of the purchase price is so reduced or (y) if such Purchase Price Reduction reduces the non-cash component of the purchase price on a greater than pro rata basis with the cash component of the purchase price (as calculated in good faith by the Borrower), the amount by which the cash component of the purchase price would have been reduced (as calculated in good faith by the Borrower) if such Purchase Price Reduction were applied on a pro rata basis to the cash and non-cash components of the purchase price, (B) any increase in the non-cash component of the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders and lenders under the Bridge Facility, (C) any increase in the cash component of the purchase price for the Acquisition shall not be deemed to be materially adverse to the Lenders and lenders under the Bridge Facility so long as such increase is funded with additional limited partner interests in Holdings, Preferred Equity Interests, Notes, drawings on the Facility in an aggregate principal amount not to exceed $25.0 million, drawings under the New Best Efforts ABL (as defined in the Commitment Letter) or any combination thereof and (D) any change to the definition of Contribution Party Material Adverse Effect (as defined in the Contribution Agreement) shall be deemed materially adverse to the Lenders, lenders under the Bridge Facility and Lead Arrangers and shall require the consent of the Lead Arrangers (not to be unreasonably withheld, delayed or conditioned)).

2.                                      The Contribution Agreement Representations (as defined below) and the Specified Representations (as defined below) shall be true and correct in all material respects on the Closing Date.  “Contribution Agreement Representations” shall mean such of the representations made by the Compression Entities and their affiliates in the Contribution Agreement as are material to the interests of the Lenders and lenders under the Bridge Facility, but only to the extent that the breach of any such representations results in Holdings or any of its affiliates having the right to terminate your or its obligations under the Contribution Agreement (after giving effect to any applicable notice and cure period) or otherwise decline to consummate the Acquisition. “Specified Representations” shall mean the representations and warranties in the Loan Documents relating to: (i) (A) limited partnership or limited liability company, as applicable, status of Holdings, the Borrower and the Guarantors and (B) limited partnership power and authority to enter into the Loan by Holdings, the Borrower and the Guarantors, (ii) due authorization, execution, delivery by, and enforceability of the Loan Documents against, Holdings, the Borrower and the Guarantors, (iii) no conflicts of the Loan Documents with the organizational documents of Holdings, the Borrower and the Guarantors, (iv) Federal Reserve margin regulations, compliance with the U.S.A. Patriot Act and Investment Company Act, use of proceeds not violating OFAC and FCPA, (v) solvency of Holdings and its subsidiaries on a consolidated basis  on a pro forma basis for the Acquisition and Equity Transactions (such representations to be substantially identical to those set forth in the Solvency Certificate attached as Annex I hereto (the “Solvency Certificate”)) and (vi) the creation, validity and perfection of the security interests (subject to permitted liens as set forth in the Loan Documents), provided that notwithstanding anything in the Credit Agreement and the other Loan Documents to the contrary, to the extent any security interest in any Collateral or Collateral Access Agreement (other than to the extent a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower, the Compression Entities and their material wholly-owned domestic restricted Subsidiaries, except such stock certificates of the Subsidiaries of the Compression Entities will only be required to be delivered on the Closing Date to the extent delivered by the Contributor on or prior to the Closing Date, provided that Holdings has used commercially reasonable efforts to cause the Contributor to do so) is not or cannot be provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense, the provision and/or perfection of security interests in such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but shall be required to be delivered, provided, and/or perfected as required by the Credit Agreement, subject to Section 6.15.4 thereof.

3.                                      Since the date of the Contribution Agreement, there has not been a Compression Group Material Adverse Effect (as defined in the Contribution Agreement as in effect on the date of the Commitment Letter).

4.                                      The Agent shall have received the Solvency Certificate from Holdings’s chief financial officer, chief accounting officer or other officer with equivalent duties in substantially the form attached hereto on Annex I.

5.                                      The Agent shall have received the following  (A) customary opinions of counsel to Holdings, the Borrower and the Guarantors and good standing certificates (to the extent applicable) of Holdings, the Borrower and the Guarantor in the respective jurisdictions of organization of Holdings, the Borrower and the Guarantors, (B) customary corporate resolutions, customary closing date officer’s certificates certifying that the conditions described in clauses (1) and (2) of this Exhibit B have been satisfied (but only to the knowledge of Holdings and the Borrower with respect to the Contribution Agreement Representations), customary secretary’s certificates appending such resolutions, charter documents and an incumbency certificate and information necessary for the Agent to perform customary UCC lien searches prior to closing, customary evidence of insurance and compliance with flood hazard regulations, (C) the Borrowing Notice and (D) a true copy of the Contribution Agreement certified by a responsible officer of the Holdings or Borrower.

6.                                      The Agent shall have received: (A) copies of: (1) the audited and, if applicable, consolidated balance sheets of each of Holdings and the Compression Entities as of the end of the fiscal years ended December 31, 2016 and December 31, 2017 and each subsequent fiscal year ended at least 75 days before the Closing Date and related audited and, if applicable, consolidated statements of operations, changes in partners’ capital and cash flows of each of Holdings and the Compression Entities for the fiscal years ended December 31, 2015, December 31, 2016 and December 31, 2017 and each subsequent fiscal year ended at least 75 days before the Closing Date; and (2) the unaudited and, if applicable, consolidated balance sheets and related statements of operations, changes in partners’ capital and cash flows of each of Holdings and the Compression Entities for each fiscal quarter of Holdings and the Compression Entities that started after December 31, 2017 and ended at least 40 days before the Closing Date (other than the fourth fiscal quarter of any fiscal year) (the “Quarterly Financial Statements”) (provided that the financial statements specified in this clause (2) shall be subject to normal year-end adjustments), all of which financial statements described in clause (A) shall be prepared in accordance with GAAP in the United States and comply with in all material respects the requirements of Regulation S-X under the Securities Act; (B) (1) a pro forma statement of operations of Holdings and its subsidiaries (including the Compression Entities) for the fiscal year ended December 31, 2017 and (2) a pro forma statement of operations of Holdings and its subsidiaries (including the Compression Entities) for the latest interim period (and the comparative period of the prior year) of Holdings covered by the Quarterly Financial Statements; (3) a pro forma balance sheet as of the later of (x) December 31, 2017 and (y) the last day of the latest quarterly period of Holdings covered by the Quarterly Financial Statements and (4) a pro forma statement of operations of Holdings and its Subsidiaries (including the Compression Entities) for the twelve-month period ending with the latest quarterly period of Holdings covered by the Quarterly Financial Statements, in each case, after giving effect to the Acquisition and Equity Transactions as if the Acquisition and Equity Transactions had occurred as of such date (in the case of such pro forma balance sheet) or at the beginning of such period (in the case of the pro forma statement of income), prepared in a customary manner for Rule 144A offerings of debt securities (the “Pro Forma Financial Statements”); and (C)(1) the operating data (including, without limitation, horsepower and horsepower utilization and pricing data) of Holdings and its Subsidiaries for the historical periods covered in clause (A); and (2) the operating data (including, without limitation, horsepower and horsepower utilization and pricing data) of the Compression Entities for the historical periods covered in clause (A).

7.                                      The Equity Restructuring Transactions, Equity Issuance and issuance of the Preferred Equity Interests shall have been, or shall substantially concurrently be, consummated with the consummation of the Acquisition and (A) in respect of the Non-Distribution LP Interests in all material respects in accordance with the terms of the Second Amended and Restated Limited Partnership Agreement attached to the Contribution Agreement as Exhibit B as of the date of the Commitment Letter (the “2nd A&R LP Agreement”) and (B) in respect of the Preferred Equity Interests in the amounts set forth in paragraph 3 of Exhibit A and in all material respects in accordance with the terms of the  2nd A&R LP Agreement, in the case of each of clauses (A) and (B), without giving effect to any amendment, change, supplement or waiver of any provision thereof that is materially adverse to the interests of the Lenders or Lead Arrangers (it being understood that amendments, changes, supplements or waivers that result in the following modifications are materially adverse:  (w) the Preferred Equity Interests ceasing to be treated as equity or mezzanine equity under GAAP, (x) increasing the amount of distributions to holders of the Preferred Equity Interests (other than increases contemplated by the terms of Section 5.12 of the 2nd A&R LP Agreement attached as Exhibit B to the Contribution Agreement as in effect as of the date of the Commitment Letter), (y) permitting the redemption of Preferred Equity Interests at the election of the holders thereof in a manner not permitted by the terms of the 2nd A&R LP Agreement attached as Exhibit B to the Contribution Agreement as in effect as of the date of the Commitment Letter or (z) adding mandatory redemption provisions, events of default, maturity, acceleration or equivalent provisions that are not set forth in the  2nd A&R LP Agreement attached as Exhibit B to the Contribution Agreement as of the date of the Commitment Letter.

8.                                      All fees due to the Lead Arrangers under the Fee Letter to be paid on or prior to the Closing Date, and all expenses to be paid or reimbursed under the Commitment Letter to the Lead Arrangers on or prior to the Closing Date that have been invoiced at least three (3) business days prior to the Closing Date (or such shorter time as reasonably agreed by the Borrower), shall have been paid or shall be paid substantially concurrently with the funding under the Facility.

9.                                      On the Closing Date, after giving effect to the Acquisition and Equity Transactions, neither Holdings, the Borrower nor any of their Subsidiaries shall have any indebtedness for borrowed money other than the Facility, Bridge Facility, Notes and/or other Permanent Securities (as defined in the Commitment Letter) issued pursuant to a Securities Demand (as defined in the Bridge Fee Letter dated January 15, 2018 of JPMorgan Chase Bank, N.A. and Barclays Bank PLC, as lead arrangers in favor of Holdings) except (A) indebtedness permitted pursuant to Section 3.11 of the Contribution Agreement, (B) indebtedness of you, the Compression Entities and any of your or their respective Subsidiaries incurred in the ordinary course of business in respect of short term debt for working capital, capital leases, purchase money debt, equipment financings and (C) any other indebtedness incurred in the ordinary course of business of Holdings and its Subsidiaries, provided that the aggregate outstanding principal amount of indebtedness set forth in clauses (B) and (C) above, together with the amount of any issuance of any additional preferred equity interests (in excess of the Preferred Equity Interests) issued by Holdings, shall not exceed $75,000,000 in the aggregate.

10.                               Holdings, the Borrower and each of the Guarantors shall have provided the documentation and other information to the Agent that are required by regulatory authorities under applicable “know your customer” rules and regulations, including the Patriot Act, at least three (3) business days prior to the Closing Date to the extent such information has been reasonably requested by the Agent at least ten (10) business days prior to the Closing Date.

11.                               The aggregate principal amount of Availability (giving effect to the Acquisition and related Borrowing Base increase) hereunder on the Closing Date shall not be less than $100.0 million.

12.                               Any Preferred Equity Interests issued pursuant to the Acquisition and Equity Transactions shall be classified as equity or mezzanine equity under GAAP in the United States of America, as in effect from time to time.

13.                               Any Non-Distribution LP Interests issued pursuant to the Acquisition and Equity Transactions shall be classified as equity under GAAP in the United States of America, as in effect from time to time.

14.                               The Closing Date shall have occurred on or before the Expiration Date (as defined in the Commitment Letter).

ANNEX I

SOLVENCY CERTIFICATE(1)

[     ], 201[  ]

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Fourth Amendment, dated as of January 29, 2018, to the Fifth Amended and Restated Credit Agreement dated as of December 13, 2013 (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time, the “Credit Agreement”) among USA COMPRESSION PARTNERS, LP, a Delaware limited partnership (“Holdings”), USA COMPRESSION PARTNERS, LLC, a Delaware limited liability company (“USA Compression Partners”), USAC LEASING, LLC, a Delaware limited liability company (“USAC Leasing”), USAC OPCO 2, LLC, a Texas limited liability company (“USAC OpCo 2”) and USAC LEASING 2, LLC, a Texas limited liability company (“USAC Leasing 2” and together with USA Compression Partners, USAC Leasing and USAC OpCo 2, each a “Borrower” and collectively, the “Borrowers”), JPMorgan Chase Bank, N.A., as Agent, the financial institutions from time to time party thereto as lenders and the other parties thereto.  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as a Responsible Officer of Company (as defined below), and not in my individual or personal capacity, I hereby certify that as of the date hereof:

1.              The Company (as used herein “Company” means Holdings and its subsidiaries, on a consolidated basis) is not, after giving effect to the incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition and Equity Transactions on the A&E Effective Date, on a pro forma basis, “insolvent” as defined in this paragraph; in this context, “insolvent” means that (i) the fair value of the assets of the Company is less than the amount that will be required to pay the total liability on existing debts as they become absolute and matured, (ii) the present fair saleable value of the assets of the Company is less than the amount that will be required to pay the probable liability on existing debts of the Company as they become absolute and matured, (iii) the Company is unable to pay its debts or other obligations as they generally become absolute and matured.  The term “debts” as used in this Certificate includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent and “values of assets” shall mean the amount at which the assets (both tangible and intangible) in their entirety would change hands between a willing buyer and a willing seller, with a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under compulsion to act.

(1)                                 Defined terms to be aligned with those in the applicable definitive Credit Agreement, but consistent with this form of solvency certificate.

2.              The incurrence of the obligations under the Credit Agreement and the consummation of the Acquisition and Equity Transactions on the A&E Effective Date, on a pro forma basis, will not leave the Company with property remaining in its hands constituting “unreasonably small capital.”  I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on my current assumptions regarding the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by the Company in light of projected financial statements and available credit capacity, which current assumption I do not believe to be unreasonable in light of the circumstances applicable thereto.

ANNEX-I

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[Borrower]

By:
Name:
Title:

ANNEX I-2